Exhibit 11 under Form N-1A
                                             Exhibit 23 under Item 601/Reg. S-K

          CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the references to our firm under the captions "Financial Highlights" and to the use of our reports dated June 19, 1997, in Post-Effective Amendment Number 27 to the Registration Statement (Form N-1A No. 33-20673) and the related Prospectuses of Vision Group of Funds, Inc. (comprising respectively, Vision Money Market Fund, Vision Treasury Money Market Fund, Vision New York Tax-Free Money Market Fund, Vision Growth & Income Fund, Vision U.S. Government Securities Fund, Vision Capital Appreciation Fund, and Vision New York Tax-Free
Fund).

By:   ERNST & YOUNG
      Ernst & Young

Pittsburgh, Pennsylvania
June 23, 1997